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                                                                     Exhibit 5.1




                                April 25, 2000






                                                                   C 89363-00002

SkyLynx Communications, Inc.
600 South Cherry Street, Suite 400
Denver, Colorado 80246


         Re:      Registration Statement on Form SB-2


Ladies and Gentlemen:

         We refer to the registration statement on Form SB-2 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"), by SkyLynx Communications, Inc., a Delaware corporation (the "Company"), with respect to the registration for resale by certain selling stockholders of the Company of up to 18,455,139 shares (the "Shares") of Common Stock, $0.001 par value per share, of the Company (the "Common Stock"). The Shares are issuable upon conversion of shares of Series F Convertible Preferred Stock, $0.01 par value per share, of the Company (the "Series F Preferred Stock"), and upon exercise of certain warrants to purchase shares of Common Stock (the "Warrants").

         As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares. We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.
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SkyLynx Communications, Inc.
April 25, 2000
Page 2



         Based on our examination mentioned above, subject to the assumptions stated above, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when and if issued upon conversion of the Series F Preferred Stock in accordance with the terms of the Certificate of Designations for the Series F Preferred Stock and applicable law, or upon exercise of the Warrants in accordance with the terms of the Warrants and applicable law, will be validly issued, fully paid and non-assessable.

         We are admitted to practice in the State of California and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the DGCL, to the limited extent set forth above, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                  Very truly yours,


                                  /s/  Gibson, Dunn & Crutcher LLP

                                  GIBSON, DUNN & CRUTCHER LLP